Exhibit 8.1

King & Spalding LLP 1180 Peachtree Street N.E. Atlanta, GA 30309-3521 Tel: +1 404 572 4600 Fax: +1 404 572 5100 www.kslaw.com

August 7, 2019

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

5565 Glenridge Connector, Ste. 450

Atlanta, Georgia 30342

Ladies and Gentlemen:

We have acted as counsel for Piedmont Office Realty Trust, Inc., a Maryland corporation (the “Company”), and Piedmont Operating Partnership, LP, a Delaware limited partnership (the “Operating Partnership”), in connection with the Registration Statement on Form S-3 dated August 7¸ 2019 (the “Registration Statement”) filed by the Company and the Operating Partnership, with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “1933 Act”), relating to the offering from time to time of (i) debt securities of the Operating Partnership, (ii) the guarantee of the debt securities by the Company, (iii) shares of common stock, par value $0.01 per share, of the Company, and (iv) shares of preferred stock, no par value, of the Company. This opinion is being rendered at the request of the Company and the Operating Partnership and relates to certain U.S. federal income tax matters.

FACTS AND ASSUMPTIONS RELIED UPON

In rendering the opinion expressed herein, we have examined such documents as we have deemed appropriate, including (but not limited to) (1) the analyses of qualifying income and assets prepared by the Company, (2) stock ownership information provided by the Company, and (3) the Registration Statement. In our examination of documents, we have assumed, with your consent, that all documents submitted to us are authentic originals, or if submitted as photocopies or facsimile copies, that they faithfully reproduce the originals thereof, that all such documents have been or will be duly executed to the extent required, that all representations and statements set forth in such documents are true and correct, and that all obligations imposed by any such documents on the parties thereto have been or will be performed or satisfied in accordance with their terms. The opinions set forth in this letter also are premised on certain additional information and representations obtained through consultation with officers of the Company and Piedmont Washington Properties, Inc. (“PWP”), including those contained in the Officer’s Certificate delivered to us on or about the date hereof (the “Officer’s Certificate”) regarding certain facts and other matters (including among other things, representations as to the Company’s stock ownership, assets, acquisitions, revenues, and distributions) as are germane to the determination that the Company has been and will be owned and operated in such a manner

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

August 7, 2019

that the Company has and will continue to satisfy the requirements for qualification as a REIT under the Internal Revenue Code of 1986, as amended (the “Code”). We have assumed, with your consent, that the representations set forth in the Officer’s Certificate are true, accurate, and complete as of the date hereof, and that any representation made in any of the documents referred to therein “to the knowledge and belief” of any person (or with similar qualification) is true and correct without such qualification. While we have discussed such representations with representatives of the Company, we have not conducted an independent investigation or audit of such representations.

OPINION

Based on the foregoing, and subject to the assumptions, qualifications and limitations set forth herein, we are of the opinion that:

(i)

The Company was organized and has operated in conformity with the requirements for qualification and taxation as a “real estate investment trust” (“REIT”) under the Code, for each of its taxable years beginning with the year ended December 31, 1998, and its current organization and current method of operation will enable it to meet the requirements for qualification and taxation as a REIT for its taxable year ending December 31, 2019, and future taxable years.

(ii)

The discussion set forth in the Registration Statement, under the caption “Material U.S. Federal Income Tax Considerations,” insofar as such discussion purports to summarize matters of U.S. federal income tax law and regulations or legal conclusions with respect thereto, constitutes an accurate summary of the matters set forth therein in all material respects, subject to the limitations and qualifications stated in such discussion.

The opinion expressed herein is based upon the current provisions of the Code, the U.S. Treasury regulations promulgated thereunder, current administrative positions of the U.S. Internal Revenue Service (the “IRS”), and existing judicial decisions, any of which could be changed at any time, possibly on a retroactive basis. Any such changes could adversely affect the opinion rendered herein and the tax consequences to the Company, the Operating Partnership, and the investors in the securities thereof. In addition, as noted above, our opinion is based solely on the documents that we have examined and the representations that have been made to us, and cannot be relied upon if any of the facts contained in such documents is, or later becomes, inaccurate or if any of the representations made to us is, or later becomes, inaccurate. We are not aware, however, of any facts or circumstances contrary to or inconsistent with the information, assumptions, and representations upon which we have relied for purposes of this opinion. Finally, our opinion is limited to the tax matters specifically covered thereby, and we have not been asked to address, nor have we addressed, any other tax consequences of an investment in the securities of the Company or the Operating Partnership.

Piedmont Office Realty Trust, Inc.

Piedmont Operating Partnership, LP

August 7, 2019

This opinion is given as of the date hereof, and we assume no obligation to advise you after the date hereof of facts or circumstances that come to our attention or changes in law that occur which could affect this opinion.

We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and to the references to our firm in the Registration Statement.

Very truly yours,

/s/ King & Spalding LLP